FISCAL YEAR 2016
CASH PERFORMANCE UNIT PROGRAM
[Performance Period Fiscal 2016-2018]
Adopted Effective August 20, 2015

This Fiscal Year 2016 Cash Performance Unit Program (the “Program”) was adopted pursuant to the 2013 Sysco Corporation Long-Term Incentive Plan (the “Plan”) by the Committee (as defined in the Plan) of Sysco Corporation (the “Company”) effective August 20, 2015. This Program is for the Performance Period commencing June 27, 2015, and ending June 30, 2018 (the “Performance Period”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

1.    Participants. The participants (“Participants”) in the Program are those Persons designated by the Committee or the Chief Executive Officer who are employed by the Company or an operating division or subsidiary of the Company and who either (i) serve as an officer of the Company; or (ii) serve in other roles with the Company or as one or more operating divisions or subsidiaries of the Company, as deemed appropriate by the Chief Executive Officer.

2.    Performance Criteria. As described below, any Payment Amount earned under the Program is a function of the Company’s average annual Return on Invested Capital (ROIC) relative to Target ROIC for each of the three fiscal years in the Performance Period, with such average further modified by the Company’s Relative TSR Percentile Rank for the Performance Period. Not later than during the first 90 days of the applicable fiscal year, the Committee shall establish the Target ROIC for each of the three fiscal years in the Performance Period.

3.    Method of Operation.

(a)    In General. Subject to the discretion of the Committee to formulate different Performance Goals as to any Participant other than Covered Employees, the Payment Amount which a Participant can earn with respect to Performance Units under this Program is based on the performance of the Company as a whole. Except as otherwise provided in the Plan, the Payment Amount is calculated with respect to the entire Performance Period. If earned, the Payment Amount shall be paid in accordance with the Plan.

(b)    Payment Amount. The Payment Amount for a Participant shall be determined as follows:

Number of Performance Units Granted to Participant	X	Unit Value	X	Average Capital Efficiency Performance Factor	X	Relative TSR Performance Factor	=	Payment Amount

Where:

(i)	“Unit Value” is $1.00 per unit;

(ii)	“Average Capital Efficiency Performance Factor” is the quotient of the following calculation:

Sum of Annual ROIC Performance Factor for each fiscal year in the Performance Period	Divided by	Number of fiscal years in the Performance Period

(iii)
“Relative TSR Performance Factor” is the percentage corresponding to the Company’s TSR Percentile Rank for the Performance Period as set forth on the following table, with straight-line interpolation  applied to determine the value of the Relative TSR Performance Multiplier for results that falls between the minimum and maximum performance thresholds specified in the table below:

Maximum, Target, Minimum Range	Relative TSR Percentile Rank	Relative TSR Performance Multiplier
Maximum	≥ 75th Percentile Rank	120%
Target	50th Percentile Rank	100%
Minimum	≤ 30th Percentile Rank	80%

(c)    General Rules Regarding Bonus Calculation. In determining whether or not the results of the Company for the Performance Period satisfy the Performance Goals, except as otherwise provided herein, Company accounting practices and generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Covered Employees) by the Committee and binding on each Participant.

4.    Definitions.

(a) Annual Company Capital Efficiency Performance Factor: Means the percentage determined from Target Return on Invested Capital for each fiscal year, as communicated to Participants, which coincides with the Company’s Return on Invested Capital for each fiscal year in the performance period, as set forth on the following table, with straight-line interpolation applied to determine the value of the Annual Capital Efficiency Performance Factor for a result that falls between the minimum and maximum performance thresholds specified in the table below:

Maximum, Target, Minimum Range	ROIC for fiscal year	Annual Capital Efficiency Performance Factor
Maximum	≥ 110% of Target ROIC	150%
Target	100% of Target ROIC	100%
Minimum	90% of Target ROIC	50%
Below Minimum	Less than 90% of Target ROIC	0%

(b)    Company Total Shareholder Return. The Company Total Shareholder Return (“TSR”) for the Performance Period is equal to the following:

Ending Stock Price – Beginning Stock Price + Dividends
Beginning Stock Price

Where:

“Beginning Stock Price”: is the average closing price of a share of the Company’s common stock, as listed on the New York Stock Exchange, for the ten trading days immediately preceding the first day of the Performance Period;

“Dividends”: is the per share dividends paid on Company common stock during the Performance Period, as deemed to be reinvested as of each applicable payment date; and

“Ending Stock Price”: is the average closing price of a share of the Company’s common stock, as listed on the New York Stock Exchange, for the ten trading days immediately preceding the last day of the Performance Period.

(c)    Comparison TSR. The index, published on the last day of the Performance Period, which sets forth the three year total shareholder return of each of the companies listed in the S&P 500 Companies Index as of such date that have remained in the S&P 500 Companies Index for the entire Performance Period, as calculated in a methodology consistent with the determination of the Company’s Beginning Stock Price and Ending Stock Price.

(d)    Relative TSR Percentile Rank. The percentile rank of the Company within the Comparison TSR.

(e)    Total Invested Capital. Means for any given fiscal year within the Performance Period, and with respect to the Company, the sum of the following:
(i)     Stockholder’s Equity: the average of the amounts outstanding of stockholder’s equity for the Company at the end of each fiscal quarter within the Performance Period, as it may be adjusted pursuant to Section 8 for which the computation is being made (quarterly average basis).
(ii)    Long-Term Debt: the average of the long-term portion of the debt of the Company outstanding at the end of each fiscal quarter within the Performance Period, as it may be adjusted pursuant to Section 8 for which the computation is being made (quarterly average basis).
(A)    Method of Calculating Quarterly Averages: In determining the average amount outstanding of Stockholders’ Equity and Long-Term Debt of the Company, above, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the relevant fiscal year within the Performance Perioed plus the amount outstanding of the relevant category at the beginning of the relevant fiscal year within the Performance Period.
(f)    Return on Invested Capital or “ROIC”. Means, for each fiscal year within the Performance Period, the Return on Invested Capital for the Company, expressed as a percentage and computed by dividing the Company’s net after-tax earnings, as it may be adjusted pursuant to Section 8, by the Company’s Total Invested Capital, as it may be adjusted pursuant to Section 8.
5.    Payment. Within 90 days after the end of the Performance Period, the Company shall determine, and, in the case of Covered Employees, the Committee shall approve, the Payment Amount to be made for Performance Units awarded under the Plan and earned by each Participant that is a Covered Participant pursuant to the provisions of Section 3 above. Such bonus shall be payable in cash as provided in the Plan, and shall be paid no later than the last day of the fourth month following the end of the Performance Period (the “Payment Date”), except in the case of the Retirement of a Specified Employee during the Performance Period, in which case the Payment Amount shall not be paid to the Participant until the later of six months following the date of Retirement or the Payment Date, but only to the extent that making such payment on the Payment Date would result in a violation of Section 409A of the Code.

6.    Maximum Units Granted to Participants under this Program. The Committee has established the maximum number of Units that may be granted to a Participant under this Program. Nothing in this Program shall be construed to give any Participant the right to receive a number of Units for the Performance Period equal to the maximum number of Units established by the Committee, and the Committee shall have the right to grant a Participant a number of Units less than the maximum established by the Committee.

7.    Annual Limitation on Cash-Based Awards. Notwithstanding any other provision in this Program or the Plan to the contrary, for any fiscal year, in no event shall any Participant be granted Cash-Based Awards (including both Cash Performance Unit payments and any bonus under the Plan) in excess of one percent (1%) of the Company’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended immediately before the date the applicable Cash-Based Awards are paid.

8.    Performance Metric Adjustments. Certain items of revenue, expense, gain, losses or other adjustments resulting from extraordinary or non-recurring items, may be taken into account in the application of the relevant performance metrics, other than those related to measurement of TSR or Comparison TSR, that are used to determine the performance under this Program in accordance with the following:
(i)    Multi-Employer Pension Adjustments. Adjustments resulting from the Company’s or an Operating Company’s complete or partial withdrawal from a multi-employer pension plan sponsored by a third party in which the Company or an Operating Company participates (“Pension Adjustments”). The amount of any such adjustment shall be determined in accordance with GAAP. Pension Adjustments shall initially be excluded from the calculation of the performance metrics used to determine Participants’ bonuses under this Program; provided however, the Committee may include all or any portion of such Pension Adjustments in the determination of a Participant’s bonus hereunder in its discretion, provided such inclusion shall not apply to a Covered Employee Participant unless the Committee determines that the inclusion of all or any portion of such Pension Adjustments will not impact the Company’s ability to deduct the bonus payable to a Covered Employee under this Program under Section 162(m) of the Code.
(ii)    Restructuring Charges Adjustment. Adjustments resulting from the Company’s or an Operating Company’s costs including, but not limited to, severance, facility closures and consolidations and asset write downs. The foregoing notwithstanding, the following items will not be eligible for adjustment under this provision: ERB, COLI, Fuel and Tax.
(iii)     Acquisitions and Divestitures. All or any portion of operating results, acquisition and divestiture expenses (including any applicable break up fees), acquisition debt, if any, and any gains or losses relating to or resulting from (AA) an acquisition by the Company of stock (or other equity interest) or substantially all of the assets of a corporation, partnership, limited liability company or other entity for a purchase price in excess of $100 million; and (BB) a divestiture of an Operating Company or operating division of the Company (or substantially all of the assets thereof) for a sale price in excess of $100 million may be excluded from the determination of the Company Performance Bonus under this Program; provided however, such exclusion shall not apply to a Covered Employee Participant unless the Committee determines that the exclusion of all or any portion of such adjustments will not impact the Company’s ability to deduct the bonus payable to a Covered Employee under this Program under Section 162(m) of the Code.
(iii)    Foreign Exchange Rate Impact. Variance of actual foreign exchange rates for the Program Year versus projected foreign exchange rate assumptions used in the development of operational targets in the performance plans.
(iv)    Certain Other Events. Notwithstanding the foregoing, the Committee may include or exclude from the determination of a Participant’s bonus hereunder the results of certain other extraordinary or non-recurring items not otherwise contemplated by this Section (B), and expenses related to acquisitions by, or restructuring of, the Company and its subsidiaries (whether or not such expenses are extraordinary or non-recurring); provided however, such inclusion or exclusion of results shall not apply to a Covered Employee Participant unless the Committee determines that the inclusion or exclusion of such extraordinary items will not impact the Company’s ability to deduct the bonus payable to a Covered Employee Participant under this Program under Section 162(m) of the Code.
9.    Clawback of Payment Amount. The amounts payable, if any, pursuant to this Program are subject to the Company’s Clawback Policy, as described more fully in the Plan.

10.    Delegation of Authority. Pursuant to Section 8.1 of the Plan, the Committee hereby delegates discretionary authority granted to the Committee under this Program as well as under the Plan to the Chief Executive Officer and each of them individually, except as to Covered Employees.